Exhibit 99.1
NEWS BULLETIN	RE:NOBLE ROMAN'S, INC.
6612 E. 75th Street, Suite 450
Indianapolis, IN 46250

FOR ADDITIONAL INFORMATION, CONTACT:
For Media Information: Scott Mobley, President & CEO 317/634-3377
For Investor Relations: Paul Mobley, Executive Chairman 317/634-3377

Noble Roman’s Announces the Addition of
William L. Wildman to the Board of Directors

(Indianapolis, Indiana) – June 13, 2019 - Noble Roman's, Inc. (OTCQB: NROM), the Indianapolis based franchisor and licensor of Noble Roman’s Pizza and Craft Pizza & Pub, today announced it has added Mr. William L. Wildman to serve on its board of directors effective June 13, 2019.

William Wildman (“Bill”) is President and Chief Executive Officer of Pinnacle Commercial Capital, a leading provider of growth funding to multi-unit franchisees and franchisors. Bill has been in the finance industry for over 38 years with the past 32 years specifically focused on franchising; he is recognized as one of the top experts in the country on the restaurant industry. Throughout his distinguished career, Bill has developed extensive working knowledge of restaurant concepts, their franchisors and their franchise groups, both multi-unit and single-unit operators, and is recognized as one of the most well-connected and knowledgeable leaders in the industry. Additionally, Bill has developed a strong mastery of practical leadership and operational concerns, having been a franchisee of TGI Fridays and Buffalo Wild Wings.

Bill has a broad range of key management and franchise finance experience with specific strengths in strategic planning, organizational development, and marketing as well as significant knowledge of and relationships with franchising and financial contacts cultivated over his long career. He has substantial experience in structuring proprietary alternative financing platforms for franchisors to provide capital to their franchisees.

Before founding Pinnacle Commercial Capital in 2002, Bill was a Vice President with Provident Bank, a $20 billion regional commercial bank where he established a nationwide franchise-lending program providing direct funding to multi-unit operators of various brands. Before Provident Bank, he was vice president of Atherton Capital, a San Francisco based capital markets lender specializing in franchise finance. During this tenure, he crafted and managed the specialty retail division of Atherton where he led a team of professionals specializing in originating and funding franchise loans to specialty retail concepts nationwide. Prior to joining Atherton, Bill was Vice President with Meridian Financial Corporation, an equipment leasing company in Indianapolis providing capital to early startup franchise companies in the restaurant industry. Bill studied at the University of Evansville with emphasis in business and Law with additional financial management studies at the Indiana Banking School at Purdue.

Pinnacle Commercial Capital, a privately held, Indianapolis-based specialty commercial finance company, provides business and franchise financing nationally to operators of quick service, casual dining, and family dining restaurants and other specialty retail outlets. Pinnacle has developed a particular expertise in customizing specially designed franchisor related lending programs tailored to enable franchisees to enhance growth and development as well as undertake re-imaging projects. Pinnacle has financed a number of franchisees in many of the most successful franchise brands throughout the world. Pinnacle's professionals originate and underwrite various loan products in all regions of the United States through six offices, including: Indianapolis, IN; Venice, FL; Birmingham, AL; Minneapolis, MN; Annapolis, MD; Dallas, TX; Westin, CT; Boston, MA, and New York, NY.

“We are excited to have someone of Mr. Wildman's stature, restaurant industry knowledge and wealth of industry experience joining our board of directors,” said Mr. Scott Mobley, President and CEO of Noble Romans, Inc. Mr. Mobley further stated, “Bill’s extensive knowledge and combined experience in the restaurant industry and capital markets should prove to be a tremendous asset to the company as it expands both its Craft Pizza & Pub concept and its non-traditional franchising efforts.”

When asked about his appointment to the board of directors of Noble Roman’s, Mr. Wildman said, “I am excited to join the Noble Roman’s board of directors. Noble Roman’s is well poised for significant long-term success with its notable strong product and especially with its Craft Pizza & Pub concept, which has distinguished itself apart from the other fast casual pizza concepts." Mr. Wildman was appointed as a Class II Director, whose term will expire at the 2021 Annual Meeting of the Shareholders.

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to: competitive factors, pricing pressures, non-renewal of franchise agreements, shifts in market demand, the success of new franchise programs, including Noble Roman’s Craft Pizza & Pub venue, the company’s ability to successfully operate an increased number of company-owned restaurants, general economic conditions, changes in purchases of or demand for the company's products, licenses or franchises, the success or failure of individual franchisees and licensees, changes in prices or supplies of food ingredients and labor, and dependence on continued involvement of current management. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated, expected or intended. The company undertakes no obligations to update the information in this press release for subsequent events.

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